Filed Pursuant to Rule 433

Registration No. 333-180289

FREE WRITING PROSPECTUS

Dated July 11, 2013

S&P 500 Low Volatility Index® A low volatility investment strategy for turbulent markets HSBC

The S&P 500 Low Volatility Index® measures the performance of the 100 least volatile stocks in the S&P 500® based on their historical volatility. The index is compiled and maintained by Standard & Poor’s S&P Dow Jones Indices. The challenge High volatility means the daily price of an asset can fluctuate dramatically, increasing the potential for gains or losses in your portfolio. In the aftermath of the 2008 financial crisis, investors remain in an environment of continued uncertainty with turbulent global markets, where the level of risk is constantly changing. Investors are seeking more stability when it comes to investment returns and are asking the question – “how can I potentially reduce my portfolio volatility while aiming to be fully invested in order to preserve the long term return advantages that stocks generally provide?” The simple approach Adapt to changing risk environments with the S&P 500 Low Volatility Index®. Implementing low volatility investing strategies is an effective way for investors to increase or maintain equity exposure, while attempting to reduce overall portfolio risk. The S&P 500 Low Volatility Index® follows a transparent and replicable methodology. The Index methodology is simple, as opposed to other more complex low volatility approaches which involve the calculation and estimation of a number of factors. Index Methodology There are just three steps in the calculation of the Index: 1) Calculate the historical volatilities of the 500 stocks that make up the S&P 500 Index® using daily standard deviation, or degree of daily price variation, for the past year (252 trading days) 2) Rank the stocks in ascending order of their historical volatility 3) Weight the 100 least volatile stocks and assign the greatest weight to those with the smallest price swings The index is rebalanced on a quarterly basis each year.

S&P Low Volatility at work Implementing low volatility investment strategies as a complement to traditional market capitalization weighted equity indices can help mitigate losses in falling markets, which means less catching up to do in rising markets. It’s important to note that low volatility stocks may underperform in rapidly rising bull markets. However, a well diversified portfolio increases the potential for superior long-term risk adjusted returns. About HSBC The HSBC Group is one of the largest banking and financial services organizations in the world. With a network of over 6,600 offices in 80 countries and territories worldwide. Index performance – since inception* 40% 30% 20% 10% 0% -10% -20% Aug-2011 Apr-2011 Dec-2011 Apr-2012 Aug-2012 Dec-2012Apr-2013 S&P 500 Low Volatility® Price Return S&P 500® Price Return The following chart compares the historic volatility between the S&P 500 Low Volatility Index® and the S&P 500 Index® over the one year period ending April 30, 2013 and since the inception of the S&P Low Volatility Index®. The chart shows that investors in the S&P 500 Low Volatility Index® would have experienced less price fluctuations than investors in the S&P 500® over the stated time periods. Historical volatility analysis* 14% 12% 10% 8% 6% 4% 2% 0% Since Inception* 1 Year (ending April 30, 2013) S&P 500 Low Volatility Index® S&P 500 Index® * The inception date of the S&P Low Volatility Index® was April 4, 2011. Source for all data: Bloomberg, as of April 30, 2013. Tickers S&P 500 Low Volatility Index® price return BLOOMBERGSM SP5LVI Reuters .SP5LVI Yahoo Finance ^SP500LVOL

## Sector diversification – current sector weights*


Energy: 2.7%
Materials: 2.7%
Industrials: 8.3%
Consumer Discretionary: 1.9%
Consumer Staples: 20.2%
Health Care: 9.8%
Financials: 19.7%
Information Technology: 2.8%
Telecommunications Services: 1.8%
Utilities: 30.2%

* Current sector weights as of May 2013 rebalancing.

## Sector Diversification – sector weights since inception**


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Feb-11
May-11
Aug-11
Nov-11
Feb-12
May-12
Aug-12
Nov-12
Feb-13
May-13
Utilities
Telecommunication Services
Information Technology
Financials
Healthcare
Consumer Staples
Consumer Discretionary
Industrials
Materials
Energy

** Sector weights since April 4, 2011 inception date.

## Top 10 Constituents By Index Weight**

| Constituent | Symbol | Sector |
|---|---|---|
| Johnson & Johnson | JNJ | Health Care |
| PepsiCo Inc | PEP | Consumer Staples |
| General Mills Inc | GIS | Consumer Staples |
| Clorox Co | CLX | Consumer Staples |
| Heinz H.J. Co | HNZ | Consumer Staples |
| Consolidated Edison Inc | ED | Utilities |
| Campbell Soup Co | CPB | Consumer Staples |
| SCANA Corp | SCG | Utilities |
| NextEra Energy Inc | NEE | Utilities |
| Southern Co | SO | Utilities |

** As of March 28, 2013

This brochure is intended to provide an overview of the S&P Low Volatility Index® and does not provide the terms of any specific investment linked to the S&P Low Volatility Index®. Prior to any decision to invest in a specific issuance linked to the S&P Low Volatility Index®, investors should carefully review the disclosure documents for such issuance which contain a detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant information.

HSBC USA Inc. is a member of the HSBC Group. Any member of the HSBC Group may from time to time underwrite, make a market or otherwise buy or sell as principal investments linked to S&P Low Volatility Index®, or together with their directors, officers and employees may have either a long or short position in investments linked to S&P Low Volatility Index®, or may perform or seek to perform investment banking services for those linked assets mentioned herein.

HSBC operates in various jurisdictions through its affiliates, including, but not limited to, HSBC Bank USA, N.A. and HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC.

©2013 HSBC USA Inc. All rights reserved.

Standard & Poor's®, "S&P®" and "S&P 500® are trademarks of Standard and Poor's and have been licensed for use by HSBC USA Inc.
Structured Investments are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's does not make any representation regarding the advisability of investing in Structured Investments.

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Designed and produced by HSBC Global Publishing Services. 130709_63358 (151 022013)